Exhibit 99.1

Sutro Biopharma Reports Full Year 2025 Financial Results and Business Highlights

– Dosed three cohorts in Phase 1 trial of STRO-004, potential best-in-class Tissue Factor (TF) ADC; on track to report initial clinical data in mid-2026 –

– Company announced first wholly owned dual-payload program targeting PTK7, STRO-227, accelerating IND submission to 2026 –

– Astellas-partnered iADC dual-payload program enters the clinic; patient dosing underway –

– Cash, cash equivalents and marketable securities as of December 31, 2025 of $141.4 million, excluding proceeds from the recent capital raise of approximately $110 million which extended cash runway into at least the second quarter of 2028 –

SOUTH SAN FRANCISCO, Calif., March 23, 2026 – Sutro Biopharma, Inc. (Sutro or the Company) (NASDAQ: STRO), a clinical-stage oncology company pioneering site-specific and novel-format antibody drug conjugates (ADCs), today reported its financial results for the full year 2025 and recent business highlights.

“2026 is poised to be a pivotal year, propelled by disciplined clinical execution and initial data that we believe will showcase the vast potential of our proprietary ADC platform,” said Jane Chung, Sutro’s Chief Executive Officer. “We recently completed dosing the third cohort in the Phase 1 trial of STRO-004, our potential best-in-class Tissue Factor ADC, and look forward to reporting initial data mid-year. In parallel, we are advancing STRO-006, our ITGB6 ADC, and accelerating STRO-227, our wholly owned dual-payload program targeting PTK7, toward IND submission this year. In addition, patient dosing has commenced under our collaboration with Astellas Pharma for our first partnered dual-payload iADC — marking the first dual-payload program from Sutro’s platform to enter the clinic. Supported by our recent financing, continued financial stewardship, and sharpened strategic focus, we believe we are well positioned to execute across all our programs and deliver differentiated ADCs with best-in-class potential that could redefine standards of care in oncology.”

Wholly Owned Pipeline

STRO-004: The Company has completed dosing across three cohorts in the first-in-human Phase 1 trial evaluating STRO-004, a DAR8 Topo1 ADC targeting Tissue Factor (TF), with potential as best-in-class TF ADC. Initial clinical data are expected in mid-2026, including safety and tolerability. Sutro also expects to share pharmacokinetic exposure and potentially early signs of activity. In non-human primate studies, STRO-004 demonstrated a favorable preclinical safety profile, with a highest non-severely toxic dose (HNSTD) of 50 mg/kg — supporting a clinical starting dose of 1mg/kg.

STRO-006: A highly selective, DAR 8 Topo1 ADC targeting integrin β6 (ITGB6), STRO-006 is expected to enter clinical development in 2026 for the treatment of multiple solid tumors.

STRO-227: Sutro’s PTK7-targeting dual-payload ADC program, consisting of MMAE (DAR2) and Topo1 (DAR8), remains on track, with an IND submission targeted for 2026.

Next-Generation ADC Collaborations

Astellas: Two research and development programs are progressing under Sutro’s collaboration with Astellas focused on dual-payload immunostimulatory ADCs (iADCs).

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The first program, targeting TROP2, has entered the clinic and is actively dosing patients, triggering a $10 million milestone payment with receipt expected in the second quarter of 2026.
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The second program entered an IND-enabling toxicology study in the fourth quarter of 2025, triggering a $7.5 million milestone payment to Sutro.

Upcoming and Recent Industry/Medical Conferences

American Association for Cancer Research (AACR), April 17-22, 2026, San Diego California

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Sutro’s strategic partner, Astellas Pharma, will present preclinical results from its TROP2-targeted iADC program in an oral presentation on Sunday, April 19, 2026 at 4:35-4:50 PM PT. The presentation, titled “ASP2998, a TROP2-targeted immunostimulatory antibody-drug conjugate (iADC) with dual payloads, demonstrates potent efficacy and a favorable safety profile in nonclinical models,” highlights progress in the development of next-generation iADCs leveraging Sutro’s cell-free protein synthesis platform.
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Additionally, Sutro will present an oral presentation and multiple posters highlighting advances across its ADC pipeline and discovery platforms at AACR. The presentation details are as follows:
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Presentation: “STRO-004, an exatecan-based next-generation tissue factor (TF)-targeted ADC, demonstrates superior efficacy across TF-expressing solid tumors in a comprehensive single-mouse PDX trial”
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Presentation Date and Time: Sunday, April 19, 2026; 4:35-4:50 PM PT
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Poster: “Phase 1 open-label study to evaluate safety, pharmacokinetics, and preliminary anti-tumor activity of STRO-004 in adults with refractory/recurrent metastatic solid tumors”
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Session Date and Time: Monday, April 20, 2026; 9:00 AM-12:00 PM PT
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Poster: “STRO-006: An Integrin beta-6–targeting ADC demonstrates favorable safety profile and potent antitumor activity in preclinical solid tumors”
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Session Date and Time: Monday, April 20, 2026; 9:00 AM-12:00 PM PT
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Poster: “Preclinical characterization of STRO-227: A PTK7-targeting dual-payload ADC with topoisomerase 1 and tubulin inhibitors”
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Session Date and Time: Monday, April 20, 2026; 9:00 AM-12:00 PM PT
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Poster: “The HER2-targeting dual-payload antibody-drug conjugate combining a topoisomerase I inhibitor and a microtubule inhibitor demonstrates superior efficacy and overcomes resistance to single-payload ADCs in xenograft models”
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Session Date and Time: Monday, April 20, 2026; 9:00 AM-12:00 PM PT
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Poster: “Sutro’s Site-Specific Dual-Payload ADCs Combining TOPO1i and DNA Damage Response Inhibitors to Enhance Efficacy, Overcome Resistance, and Improve Safety”
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Session Date and Time: Tuesday, April 21, 2026; 9:00 AM-12:00 PM PT

16th World ADC London Summit, February 23-26, 2026, London, UK

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Sutro participated in a plenary and two panel discussions at the conference, covering topics including dual-payload innovation, key drivers of ADC differentiation, and ADC collaborations. For more details, read the full press release here.

Corporate Updates

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Sutro strengthened its cash position with an underwritten offering of 7,868,383 shares of its common stock at a price of $13.98 per share, resulting in gross proceeds of $110.0 million, before deducting underwriting discounts and commissions and other offering expenses payable by Sutro. The Company’s cash runway is now expected into at least the second quarter of 2028, excluding additional anticipated milestones from Sutro’s existing collaboration.
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Sutro management, joined by KOL Anthony Tolcher, M.D., FRCPC, FACP, hosted a virtual R&D Day on Wednesday, November 12, highlighting the Company’s platform innovations and next-generation ADC pipeline. Key updates included the initiation of the Phase 1 study with STRO-004 and the selection of PTK7 as the target for its initial dual-payload candidate, STRO-227.

Full Year 2025 Financial Highlights

Cash, Cash Equivalents and Marketable Securities

As of December 31, 2025, Sutro had cash, cash equivalents and marketable securities of $141.4 million, as compared to $167.6 million as of September 30, 2025. With gross proceeds from the recent financing totaling $110.0 million, the Company’s cash runway is expected into at least the second quarter of 2028, excluding anticipated milestones from Sutro’s existing collaborations.

Revenue

Revenue was $102.5 million for the year ended December 31, 2025, as compared to $62.0 million for the year ended December 31, 2024, with the 2025 amount related principally to the Astellas and Ipsen collaborations. Future collaboration and license revenue under existing agreements, and from any additional collaboration and license partners, will fluctuate as a result of the amount and timing of revenue recognition of upfront, milestones, and other agreement payments.

Research & Development (R&D) and General & Administrative (G&A) Expenses

Total R&D and G&A expenses for the year ended December 31, 2025 were $207.4 million, as compared to $300.5 million for the year ended December 31, 2024. The 2025 year includes non-cash expenses for stock-based compensation of $14.0 million and depreciation and amortization of $7.3 million, as compared to $24.7 million and $7.2 million, respectively, in the comparable 2024 period.

Restructuring Costs

The total cash payments and costs related to the further operational restructuring announced on September 29, 2025 are estimated to be approximately $4.1 million to $4.3 million, with a majority of these amounts paid in the fourth quarter of 2025. These estimates are subject to a number of assumptions and actual results may differ. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the corporate restructuring.

About Sutro Biopharma

Sutro Biopharma, Inc. is a clinical-stage biotechnology company advancing a next-generation antibody-drug conjugate (ADC) platform designed to deliver single- and dual-payload ADCs that enable meaningful breakthroughs for patients with cancer. By fully optimizing the antibody, linker, and payload, Sutro’s cell-free platform produces ADCs that are engineered to improve drug exposure, reduce side effects, and expand the range of treatable tumor types. With unique capabilities in dual-payload ADCs, Sutro aims to overcome treatment resistance and redefine what’s possible in cancer therapy. The Company’s pipeline of single- and dual-payload ADCs targets large oncology markets with limited treatment options and significant need for improved therapies.

For more information, follow Sutro on social media @Sutrobio or visit www.sutrobio.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, anticipated preclinical and clinical development activities; timing of announcements of IND submissions, trial initiation, clinical results, and other regulatory filings; outcome of discussions with regulatory authorities; potential benefits of the Company’s product candidates and platform; potential business development and partnering transactions; potential market opportunities for the Company’s product candidates; the timing and receipt of anticipated future milestone payments; the Company’s expected cash runway; and the expected costs and cost reductions associated with the restructuring. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause the Company’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the Company’s ability to advance its product candidates, the receipt and timing of potential regulatory designations, approvals and commercialization of product candidates, the market size for the Company’s product candidates to be smaller than anticipated, clinical trial sites, supply chain and manufacturing facilities, the Company’s ability to obtain, maintain and recognize the benefits of certain designations received by product candidates, the timing and results of preclinical and clinical trials, the Company’s ability to fund development activities and achieve development goals, the Company’s ability to protect intellectual property, and the Company’s commercial collaborations with third parties and other risks and uncertainties described under the heading “Risk Factors” in documents the Company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Contact

Emily White
Sutro Biopharma
(650) 823-7681
ewhite@sutrobio.com

Media Contact

Amy Bonanno
Lyra Strategic Advisory
abonanno@lyraadvisory.com

Sutro Biopharma, Inc.
Selected Statements of Operations Financial Data
(Unaudited)
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2025	2024
Revenue	$102,484	$62,043
Operating expenses
Research and development	166,417	252,043
General and administrative	41,019	48,453
Restructuring and related costs	53,415	—
Total operating expenses	260,851	300,496
Loss from operations	(158,367)	(238,453)
Interest income	9,251	18,643
Non-cash interest expense related to the sale of future royalties	(38,208)	(31,070)
Interest and other income (expense), net	(3,855)	25,782
Loss before provision for income taxes	(191,179)	(225,098)
Provision for income taxes	(93)	2,363
Net loss	$(191,086)	$(227,461)
Net loss per share, basic and diluted	$(22.49)	$(29.40)
Weighted-average shares used in computing basic and diluted net loss per share	8,497,798	7,736,734

Sutro Biopharma, Inc.
Selected Balance Sheets Financial Data
(Unaudited)
(In thousands)

	December 31,
	2025(1)	2024(2)
Assets
Cash, cash equivalents and marketable securities	$141,428	$316,895
Accounts receivable	3,977	8,616
Property and equipment, net	10,648	18,190
Operating lease right-of-use assets	10,903	17,677
Other assets	6,874	25,829
Total assets	$173,830	$387,207
Liabilities and Stockholders’ Equity (Deficit)
Accounts payable, accrued expenses and other liabilities	$58,482	$56,324
Deferred revenue	12,590	82,319
Operating lease liability	15,674	23,154
Deferred royalty obligation related to the sale of future royalties	219,536	180,809
Total liabilities	306,282	342,606
Total stockholders’ equity (deficit)	(132,452)	44,601
Total Liabilities and Stockholders’ Equity (Deficit)	$173,830	$387,207

(1) The condensed balance sheet as of December 31, 2025 was derived from the unaudited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission on March 23, 2026.

(2) The condensed balance sheet as of December 31, 2024 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission on March 13, 2025.